3:

NEWS RELEASE

Contact:     Wendy S. Schmucker

                  Senior Vice President, Secretary and Treasurer

                  724-537-9923

For Immediate Release

COMMERCIAL NATIONAL ANNOUNCES EARNINGS FOR 2004

LATROBE, PA, February 3, 2005 - Commercial National Financial Corporation (NASDAQ:CNAF)(Company), parent Company of Commercial Bank & Trust of PA Bank has reported earnings for the year ended December 31, 2004. The Company earned $621,000 (or $.18 per average share outstanding) in 2004 compared to $3.561 million (or $1.03 per average share outstanding) in 2003. Earnings for the fourth quarter of 2004 were $781,000 (or $.23 per average share outstanding) compared to $443,000 (or $.13 per average share outstanding) for the same period in 2003. Earnings-per-share in 2004 are based on 3,422,881 average shares outstanding compared to 3,441,556 shares outstanding a year ago.

The decline in earnings for the year ended December 31, 2004 is principally due to the FHLB prepayment penalty of $4.4 million that the company incurred in September 2004 when it repaid $55.0 million of long-term borrowings with proceeds from the sale of securities.

Fourth quarter results reflect improved net interest income from third quarter 2004 due to interest expense savings from the FHLB advance redemption which occurred in September.  The Company also had reduced operating expenses during the fourth quarter when compared to the third quarter of 2004.

2004 fourth quarter earnings were $338,000 greater than fourth quarter 2003 due mostly to the $375,000 impairment charge taken on the insurance agency subsidiary’s Goodwill in 2003. Net interest income was unchanged as the decrease in interest income in 2004 was offset by a decline in interest expense. Other income was lower in the fourth quarter of 2004, when compared with the same period of 2003, due to the sale of the insurance agency subsidiary, which eliminated insurance commissions and a change in deposit fee pricing. Offsetting the decrease in other income was a decrease in other expense for 2004. Reasons for this reduction were the elimination of costs associated with the insurance agency subsidiary, lower personnel costs mostly related to a decrease in expense for employee benefits and a continued effort to reduce overall expenditures.

At year-end 2004, the company’s wholly owned trust company subsidiary, Highview Trust Company, merged into a department of the Bank. With this merger, the Bank adopted a new name, Commercial Bank & Trust of PA, to reflect the Company’s primary lines of business.

Gregg E. Hunter, President and Chief Executive Officer commented “Sweeping reforms were implemented company-wide during the course of 2004. All of those corrective actions were absolutely necessary. The Bank now begins 2005 from a greatly improved competitive position. Under the guidance of the Corporation’s independent directors, the Company’s business turnaround continues to progress steadily.”

In addition to Latrobe where it is headquartered, the company operates community banking facilities in Greensburg, Hempfield Township, Ligonier, North Huntingdon, Unity Township and West Newton, Pennsylvania and also maintains a commercial business development sales force throughout its entire market area.  Commercial Bank also serves its customer base from an Internet banking site (www.cbthebank.com) and an automated TouchTone Teller banking system.

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Safe Harbor Statement

Forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as “may,” “will,” “to,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” or “continue” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. These statements are based on information currently available to the Company, and the Company assumes no obligation to update these statements as circumstances change. Investors are cautioned that all forward-looking statements involve risk and uncertainties, including changes in general economic and financial market conditions, unforeseen credit problems, and the Company's ability to execute its business plans.  The actual results of future events could differ materially from those stated in any forward-looking statements herein.

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wss/sep03news

COMMERCIAL NATIONAL FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(dollars in thousands, except per share data)

	December	December
	2004	2003

ASSETS
Cash and due from banks on demand	$ 7,685	$ 8,877
Interest bearing deposits with banks	101	764
Securities available for sale	99,455	164,340
Restricted investments in bank stock	1,806	4,345

Loans	192,255	187,382
Allowance for loan losses	(1,855)	(2,462)
Net loans	190,400	184,920

Premises and equipment	4,644	5,005
Other assets	16,281	16,777
Total assets	$ 320,372	$ 385,028

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Deposits:
Non-interest bearing	$ 62,284	$ 51,344
Interest bearing	203,534	207,872
Total deposits	265,818	259,216

Other liabilities	1,944	3,825
Short-term borrowings	7,950	17,450
Long-term borrowings	-	55,000
Total liabilities	275,712	335,491

Shareholders' equity
Common stock, par value $2 per share; 10,000,000 shares authorized; issued 3,600,000 shares; outstanding 3,413,426 and 3,430,376 shares in 2004 and 2003, respectively	7,200	7,200
Retained earnings	38,946	41,748

Accumulated other comprehensive income

	2,092	3,746

Less treasury stock, at cost, 186,574 and 169,624 shares in 2004 and 2003
	(3,578)	(3,157)
Total shareholders' equity	44,660	49,537

Total liability and shareholders' equity	$ 320,372	$ 385,028

COMMERCIAL NATIONAL FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollar amounts in thousands, except per share data)

Three Months

Twelve Months

	Ended December 31		Ended December 31

	2004	2003	2004	2003
INTEREST INCOME:
Interest and fees on loans	$2,721	$2,755	$10,809	$11,390
Interest and dividends on securities:
Taxable	1,406	1,565	6,914	6,835
Exempt from federal income taxes	31	422	395	1,400
Other	2	9	124	170
Total interest income	4,160	4,751	18,242	19,795

INTEREST EXPENSE
Interest on deposits	969	813	3,662	3,563
Interest on short-term borrowings	65	49	161	49
Interest on long-term borrowings	-	734	2,128	2,913
Total interest expense	1,034	1,596	5,951	6,525

NET INTEREST INCOME	3,126	3,155	12,291	13,270
PROVISION (CREDIT) FOR LOAN LOSSES	-	39	(436)	39

NET INTEREST INCOME AFTER
PROVISION (CREDIT) FOR LOAN LOSSES	3,126	3,116	12,727	13,231

OTHER OPERATING INCOME:
Asset management and trust income	184	197	876	710
Service charges on deposit accounts	105	219	644	859
Other service charges and fees	215	160	726	618
Net security gains	-	9	1,195	9
Commissions and fees from insurance sales	-	152	342	841
Income from investment in life insurance	145	139	529	559
Other income	43	155	279	393
Total other operating income	692	1,031	4,591	3,989

OTHER OPERATING EXPENSES:
Salaries and employee benefits	1,131	1,637	6,258	6,226
Net occupancy	143	174	695	714
Furniture and equipment	207	224	819	747
Pennsylvania shares tax	146	127	546	500
Impairment writedown of goodwill	-	375	-	375
FHLB Advance prepayment penalty	-	-	4,402	-
Other expenses	997	1,073	4,186	4,260
Total other operating expenses	2,624	3,610	16,906	12,822

INCOME BEFORE INCOME TAXES	1,194	537	412	4,398
Income tax expense/(benefit)	413	94	(209)	837
Net income	$781	$443	$621	$3,561

Average Shares Outstanding	3,413,426	3,430,375	3,422,881	3,441,556

Earnings Per Share, basic	$0.23	$0.13	$0.18	$1.03